Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

First Quarter 2026 Results

LEAWOOD, KANSAS - (May 5, 2026) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the three months ended March 31, 2026.

First Quarter 2026 Summary Results Compared to the First Quarter of 2025:

●	Total revenues were $1,045.4 million compared to $862.5 million.
●	Net loss was $(117.1) million compared to $(202.1) million.
●	Adjusted EBITDA was $38.3 million compared to negative $(57.7) million.
●	Net cash used in operating activities was $128.5 million compared to $370.0 million.
●	Cash and cash equivalents at March 31, 2026 was $339.2 million, excluding restricted cash of $41.7 million.

Commenting on the first quarter results, AMC Chairman and CEO Adam Aron said, “I am so very pleased to report that AMC achieved our best Adjusted EBITDA first quarter result since 2019 pre-pandemic, an Adjusted EBITDA improvement of $96 million year over. It was driven not only by strong domestic performance but also by vastly improved international results across our European footprint. These results are a clear testament to our disciplined operating execution in maximizing AMC’s revenue growth while simultaneously containing our costs, combined with an unwavering commitment to elevating the moviegoing experience. Our much-improved results clearly demonstrate the operating leverage inherent in our business, generating markedly improving results at a time when revenues are rising.”

Aron continued, “Significantly rising revenues is our continued expectation for full year 2026. Finally, after repeated flat years, primarily due to the crippling industry strikes of 2023, the box office is back, and in a big and powerful way. In the first quarter of 2026, the North American box office surged an impressive 22% compared to the prior year. The first quarter box office, the strongest since the pandemic closed theatres back in the first quarter of 2020, ended on a high note in late March, with Amazon Studios’ PROJECT HAIL MARY rocketing to become the top grossing movie of the year to that point. But that was just the beginning, the momentum grew even further as the second quarter started off with three more blockbuster hits in a row with Illumination’s THE SUPER MARIO GALAXY MOVIE, Lionsgate and Universal’s MICHAEL and Disney’s THE DEVIL WEARS PRADA 2. There are so many more superb movie titles being released throughout 2026. We are optimistic about the entire 2026 film slate, especially in the second half of 2026, which we believe will see more continued robust growth, adding up to a record post-pandemic box office for full year 2026.”

Aron added, “Indeed, it seems to us that so much is breaking AMC’s way in 2026. The momentum in the industry is palpable with renewed commitments by our studio partners to both increase the number of theatrical movie releases and extend theatrical windows to at least 45 days. Joining Disney which has been constant in respecting an exclusive theatrical window, we are particularly pleased by the recent announcements by Universal and Paramount to do the same, along with public commentary by Sony and Lionsgate that a new industry standard is emerging. Similarly, the significance cannot be lost by anyone of Netflix‘s announcement that it will be giving Greta Gerwig’s NARNIA a global theatrical release with a 49-day window, the biggest opportunity our industry has ever had to embrace Netflix as a theatrical content provider. If that is not enough good news, in the past few weeks also, film producers have reached multi-year labor agreements with both SAG-AFTRA and the Writers Guild assuring us all of labor peace.”

Aron highlighted, “Ever so importantly, we have been actively working to strengthen our balance sheet by enhancing liquidity and improving financial flexibility. We recently refinanced $400 million of debt due in 2027, extending the maturity by four full years to 2031, while simultaneously reducing our annual cash interest expense. We are also currently converting some $155 million of debt into equity. To bolster cash reserves, we raised approximately $72 million of gross proceeds through our at-the-market equity program. And during the first quarter, we also opportunistically sold a portion of our holdings in Hycroft Mining at an average price of $42.40, realizing approximately $30 million in cash proceeds. When combined with our prior sale of Hycroft shares and warrants in the fourth quarter of 2025, AMC has now generated approximately $54 million of cash from the sale of Hycroft shares and warrants, well north of our initial total of $27.9 million invested in Hycroft. In addition, we continue to retain approximately 129.5 thousand Hycroft shares to participate in potential future upside at Hycroft. Taking all these actions together, AMC obviously has been vigorous in addressing the need to right our balance sheet.”

Aron praised, “What’s more, AMC continues to blaze new trails of innovation. We already have more premium movie screens than anyone in our industry, and we are adding more at a truly brisk and rapid pace. Add to that our announcement today of Arena One at AMC, which opens the doors of our theatres not only to moviegoers but also to fans of live concerts. Arena One at AMC launches in June, at more than 300 of our theatres across the United States. On day one, we will be able to offer a live concert experience almost all across the nation.”

Aron concluded, “With the reporting of AMC’s best first quarter Adjusted EBITDA results in 7 years, combined with industry and company momentum that is unmistakable, we simply could not be more optimistic about the future of our industry and of AMC.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended March 31,
	2026	2025	Change
GAAP Results
Total revenues	$1,045.4	$862.5	21.2%
Net loss	$(117.1)	$(202.1)	$85.0
Net cash used in operating activities	$(128.5)	$(370.0)	$241.5
Diluted loss per share	$(0.22)	$(0.47)	$0.25
Non-GAAP Results*
Adjusted EBITDA	$38.3	$(57.7)	$96.0
Free cash flow	$(174.7)	$(417.0)	$242.3
Adjusted net loss	$(194.3)	$(250.0)	$55.7
Adjusted diluted loss per share	$(0.36)	$(0.58)	$0.22
Constant Currency Results (1):
Total revenues	$1,015.6	$862.5	17.8%
Adjusted EBITDA	$35.9	$(57.7)	$93.6
Operating Metrics
Attendance (in thousands)	47,622	41,903	13.6%
U.S. markets attendance (in thousands)	30,733	26,907	14.2%
International markets attendance (in thousands)	16,889	14,996	12.6%
Average screens	9,310	9,430	(1.3)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2025. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at March 31, 2026 was $339.2 million, excluding restricted cash of $41.7 million.

First Quarter 2026

●	AMC entered into a sales and registration agreement to sell up to $150.0 million of its Class A common stock. As of May 5, 2026, AMC raised gross proceeds of approximately $71.7 million, before commissions and fees, from the sale of approximately 62.1 million shares of Class A common stock.
●	AMC initiated a cashless exercise of its warrants to acquire Hycroft Mining Holding Corporation (“Hycroft”) shares at $10.68 resulting in the receipt of 765,440 Hycroft common shares. AMC sold 700,000 Hycroft shares at an average price of $42.40, generating $29.7 million in cash proceeds before brokerage commissions. Including prior sales of Hycroft shares and warrants exercised in the fourth quarter of 2025, AMC has realized total proceeds of $53.8 million to date, compared to its initial investment of $27.9 million in March 2022. As of March 31, 2026, AMC continued to own 129,478 Hycroft common shares.

Second Quarter 2026

●	AMC subsidiary Odeon Finco PLC refinanced its $400 million 12.75% Senior Secured Notes due 2027 by entering into a credit agreement with Deutsche Bank AG New York Branch, borrowing $425.0 million of new first lien 10.50% term loan due 2031.

●	On May 4, 2026, holders of AMC’s 1.5% exchangeable notes due 2030 chose to convert all of their notes, approximately $155.8 million, into AMC common stock. The Company expects to complete most of this exchange on May 5, with the remaining portion to be converted into additional shares shortly thereafter once certain ownership limits are satisfied.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Tuesday, May 5, 2026. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 850 theatres and 9,600 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements the Company makes regarding impacts of the industry box office in North America and European industry attendance, the Company’s expected revenue, net loss, capital expenditures, diluted loss per share, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, the Company’s cash generation potential, the potential for further debt equitization, the ability to achieve the Company’s AMC Go Plan, the Company’s financial runway and the continued box office recovery as well as the future box office outlook, including with respect to the full year 2026. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC’s ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of AMC common stock; dilution of voting power caused by recent sales of AMC common stock and through the issuance of AMC common stock underlying Muvico’s exchangeable notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, the Company cautions you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as the Company’s other filings with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2026 and March 31, 2025

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Admissions	$578.4	$473.5
Food and beverage	347.3	283.4
Other theatre	119.7	105.6
Total revenues	1,045.4	862.5

Operating costs and expenses
Film exhibition costs	255.6	204.8
Food and beverage costs	66.4	57.2
Operating expense, excluding depreciation and amortization below	407.3	393.2
Rent	224.1	218.1
General and administrative:
Merger, acquisition and other costs	1.1	3.0
Other, excluding depreciation and amortization below	60.9	56.0
Depreciation and amortization	75.7	76.1
Operating costs and expenses	1,091.1	1,008.4

Operating loss	(45.7)	(145.9)
Other expense, net
Other income	(52.4)	(58.8)
Interest expense:
Corporate borrowings	119.9	109.0
Finance lease obligations	1.5	1.2
Non-cash NCM exhibitor services agreement	18.5	8.9
Investment income	(18.3)	(5.7)
Total other expense, net	69.2	54.6

Loss before income taxes	(114.9)	(200.5)
Income tax provision	2.2	1.6
Net loss	$(117.1)	$(202.1)

Diluted loss per share	$(0.22)	$(0.47)

Weighted average shares outstanding diluted (in thousands)	539,664	430,973

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	March 31, 2026	December 31, 2025
Cash and cash equivalents	$339.2	$428.5
Corporate borrowings	3,963.9	4,038.5
Other long-term liabilities	109.3	95.2
Finance lease liabilities	50.0	52.5
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,926.5)	(1,894.8)
Total assets	7,684.8	8,017.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net cash used in operating activities	$(128.5)	$(370.0)
Net cash used in investing activities	$(15.5)	$(46.9)
Net cash provided by financing activities	$49.3	$158.0
Free cash flow	$(174.7)	$(417.0)
Capital expenditures	$(46.2)	$(47.0)
Screen acquisitions	8	—
Screen dispositions	34	80
Screen construction openings (closures), net	(7)	7
Average screens	9,310	9,430
Number of screens operated	9,607	9,725
Number of theatres operated	852	865
Screens per theatre	11.3	11.2
Attendance (in thousands)	47,622	41,903

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	30,733	26,907
International markets	16,889	14,996
Consolidated	47,622	41,903

Average ticket price (in dollars):
U.S. markets	$12.90	$12.31
International markets	$10.76	$9.50
Consolidated	$12.15	$11.30

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.43	$8.07
International markets	$5.23	$4.41
Consolidated	$7.29	$6.76

Average screen count (month end average):
U.S. markets	6,992	7,103
International markets	2,318	2,327
Consolidated	9,310	9,430

Contribution margin per patron (in dollars):
U.S. markets	$16.59	$15.79
International markets	$12.64	$11.72
Consolidated	$15.19	$14.33

Segment Information:

(unaudited, in millions)

	Three Months Ended
	March 31,
	2026	2025
Revenues
U.S. markets	$740.8	$617.0
International markets	304.6	245.5
Consolidated	$1,045.4	$862.5

Adjusted EBITDA
U.S. markets	$21.9	$(57.1)
International markets	16.4	(0.6)
Consolidated	$38.3	$(57.7)

Capital expenditures
U.S. markets	$34.7	$31.8
International markets	11.5	15.2
Consolidated	$46.2	$47.0

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net loss	$(117.1)	$(202.1)
Plus:
Income tax provision	2.2	1.6
Interest expense	139.9	119.1
Depreciation and amortization	75.7	76.1
Certain operating expense (income) (2)	(0.3)	2.8
Equity in earnings of non-consolidated entities (3)	(2.7)	(0.8)
Attributable EBITDA (4)	0.2	0.4
Investment income (5)	(18.3)	(5.7)
Other income (6)	(49.7)	(57.8)
Merger, acquisition and other costs (7)	1.1	3.0
Stock-based compensation expense (8)	7.3	5.7
Adjusted EBITDA (1)	$38.3	$(57.7)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. Our definition of Adjusted EBITDA and adjustments made to net earnings (loss) to calculate it are broadly consistent with how Adjusted EBITDA is defined and calculated in the Company’s debt indentures.

During the first quarter of 2026, we changed our definition of Adjusted EBITDA to adjust for net periodic pension cost. Net periodic pension cost is a recurring expense that includes several components such as service cost, interest cost, expected return on plan assets, amortization of prior service cost, and amortization of actuarial gains/losses. Additionally, we also include infrequent gains and losses from benefit curtailments and settlements of pension obligations in net periodic pension cost. We no longer believe that net periodic pension cost should be included in Adjusted EBITDA as the pension plans are frozen, service cost is zero, and the remaining components are not indicative of ongoing operating performance as they are not driven by current operating decisions and largely depend on actuarial assumptions. While not the basis for this change, the revised definition further aligns our definition of Adjusted EBITDA with the definition used in our debt agreements. The adjustment for net periodic pension cost is included in the caption titled “other income” in the condensed consolidated statement of operations and in the reconciliation of net loss to Adjusted EBITDA. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition. The impact of this change on previously reported negative Adjusted EBITDA for the three months ended March 31, 2025 was an improvement of $0.3 million.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

3)	Equity in earnings non-consolidated entities during the three months ended March 31, 2026, primarily consisted of equity in earnings from AC JV, LLC (“AC JV”) of $(2.4) million. Equity in earnings of non-consolidated entities during the three months ended March 31, 2025, primarily consisted of equity in earnings from AC JV of $(0.8) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Equity in (earnings) of non-consolidated entities	$(2.7)	$(0.8)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(2.7)	(0.8)
Equity in earnings of International theatre joint ventures	—	—
Depreciation and amortization	0.2	0.4
Attributable EBITDA	$0.2	$0.4
5)	Investment income during the three months ended March 31, 2026 includes realized and unrealized gains on our investments in Hycroft Mining Holding Corporation (“Hycroft”) of $(18.0) million and interest income of $(0.3) million. Investment income during the three months ended March 31, 2025 included interest income of $(2.9) million and unrealized gains on our investments in Hycroft of $(2.8) million.
6)	Other income during the three months ended March 31, 2026 includes a decrease in the fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 of $(52.4) million and a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(7.1) million, partially offset by foreign currency transaction losses of $9.0 million, net periodic pension cost of $0.5 million, and debt modification third party fees of $0.3 million. Other income for the three months ended March 31, 2025 includes a decrease in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 of $(45.1) million and foreign currency transaction gains of $(13.0) million, partially offset by $0.3 million of net periodic pension cost.
7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow and Net Capex (1)

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net cash used in operating activities	$(128.5)	$(370.0)
Plus: total capital expenditures	(46.2)	(47.0)
Free cash flow (1)	$(174.7)	$(417.0)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$11.4	$7.8
Maintenance capital expenditures (3)	18.9	24.1
Change in construction payables (4)	15.9	15.1
Total capital expenditures	$46.2	$47.0

Total capital expenditures	$46.2	$47.0
Less lease incentives	(17.8)	(4.2)
Net capex	$28.4	$42.8

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
GAAP gross profit reconciliation	2026	2025	2026	2025	2026	2025
Total revenues	$740.8	$617.0	$304.6	$245.5	$1,045.4	$862.5
Less:
Film exhibition costs, cost of revenues	(186.6)	(151.2)	(69.0)	(53.6)	(255.6)	(204.8)
Food and beverage costs, cost of revenues	(44.3)	(41.0)	(22.1)	(16.2)	(66.4)	(57.2)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(292.1)	(288.4)	(115.2)	(104.8)	(407.3)	(393.2)
Rent, cost of revenues	(162.4)	(162.6)	(61.7)	(55.5)	(224.1)	(218.1)
Depreciation and amortization expense, cost of revenues (2)	(51.4)	(53.1)	(16.7)	(15.0)	(68.1)	(68.1)
GAAP gross profit (loss)	$4.0	$(79.3)	$19.9	$0.4	$23.9	$(78.9)
Attendance (in thousands)	30,733	26,907	16,889	14,996	47,622	41,903
GAAP gross profit (loss) per patron	$0.13	$(2.95)	$1.18	$0.03	$0.50	$(1.88)

Contribution margin reconciliation
GAAP gross profit (loss)	$4.0	$(79.3)	$19.9	$0.4	$23.9	$(78.9)
Operating expense, excluding depreciation and amortization expense, cost of revenues	292.1	288.4	115.2	104.8	407.3	393.2
Rent, cost of revenues	162.4	162.6	61.7	55.5	224.1	218.1
Depreciation and amortization expense, cost of revenues (2)	51.4	53.1	16.7	15.0	68.1	68.1
Contribution margin (1)	$509.9	$424.8	$213.5	$175.7	$723.4	$600.5
Attendance (in thousands)	30,733	26,907	16,889	14,996	47,622	41,903
Contribution margin per patron (1)	$16.59	$15.79	$12.64	$11.72	$15.19	$14.33

Constant currency contribution margin (3)	$509.9	$424.8	$192.8	$175.7	$702.7	$600.5
Constant currency contribution margin per patron (3)	$16.59	$15.79	$11.42	$11.72	$14.76	$14.33

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.

3)	The International segment information for the three months ended March 31, 2026, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2025. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended March 31, 2026 and March 31, 2025

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2026	2025
Numerator:
Net loss	$(117.1)	$(202.1)
Calculation of adjusted net loss for adjusted diluted loss per share:
Marked-to-market gain on derivatives	(59.5)	(45.1)
Debt modification – third party fees	0.3	—
Gain on investments in Hycroft	(18.0)	(2.8)
Adjusted net loss for adjusted diluted loss per share	$(194.3)	$(250.0)

Denominator (shares in thousands):
Weighted average shares for adjusted diluted loss per share	539,664	430,973

Adjusted diluted loss per share	$(0.36)	$(0.58)

We present adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for adjusted diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon conversion of our 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 or Senior Secured Exchangeable Notes due 2030. The impact of RSUs, PSUs, and the conversion features of the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 and Senior Secured Exchangeable Notes due 2030 was anti-dilutive or was excluded because a loss from continuing operations exists in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss for adjusted diluted loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and diluted loss per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share may not be comparable to similarly titled measures reported by other companies.

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